Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between:

CODEXIS, INC.

a Delaware corporation,

CODEXIS MAYFLOWER HOLDINGS, LLC

a Delaware limited liability company,

and

MAXYGEN, INC.

a Delaware corporation.

Dated as of October 28, 2010

Exhibits:

Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Form of Assignment Agreement
Exhibit C	–	[Reserved]
Exhibit D	–	Form of Bill of Sale
Exhibit E	–	Form of Patent Assignment
Exhibit F	–	Form of Trademark Assignment
Exhibit G	–	Form of Software Assignment
Exhibit H	–	Form of License Agreement
Exhibit I	–	Form of Prior License Termination

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of October 28, 2010 (the “Execution Date”) and is entered into between Codexis, Inc., a Delaware corporation (“Codexis”), Codexis Mayflower Holdings, LLC, a Delaware limited liability company (“Buyer”), and Maxygen, Inc., a Delaware corporation (“Seller”). Each of Codexis, Seller and Buyer are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to acquire, certain of the assets of Seller on the terms and conditions set forth in this Agreement; and

WHEREAS, Codexis is the sole and managing member of Buyer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I.

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.1 Transfer and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Parties, at the Closing, Seller shall sell, transfer, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, acquire and accept from Seller, all of Seller’s and, to the extent applicable, its Subsidiaries’ right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

(a)(i) all Patents owned by Seller and its Subsidiaries as of the Closing Date that are listed on Schedule 1.1(a)(i) attached hereto, as updated from time-to-time pursuant to Section 6.1(c); (ii) all Trademarks owned by Seller and its Subsidiaries as of the Closing Date that are listed on Schedule 1.1(a)(ii) attached hereto, as updated from time-to-time pursuant to Section 6.1(c); and (iii) all (x) Software owned by Seller and its Subsidiaries as of the Closing Date that is listed on Schedule 1.1(a)(iii) attached hereto and (y) Copyrights that relate to the Patents listed on Schedule 1.1(a)(i) attached hereto owned by Seller and its Subsidiaries as of the Closing Date that are listed on Schedule 1.1(a)(iii) attached hereto, each as updated from time-to-time pursuant to Section 6.1(c) ((i) through (iii) collectively, the “Purchased Intellectual Property”);

(b) all patent files for the Patents that are listed in Schedule 1.1(a)(i) attached hereto (“Assigned Books and Records”); provided, however, that all books, documents, records and files prepared in connection with or relating to the Transactions, including correspondence received from other parties and strategic, financial or tax analyses relating to the divestiture of the Purchased Assets shall be excluded from Purchased Assets;

(c) Seller’s and its Subsidiaries’ rights and obligations arising subsequent to the Closing Date under the Contracts identified on Schedule 1.1(c) attached hereto (the “Assumed Contracts”);

(d) all claims (including claims for past infringement of the Purchased Intellectual Property), causes of action, judgments and demands of whatever kind or description (regardless of whether or not such claims and causes of action have been asserted by Seller or its Subsidiaries) that arise out of or relate to any of the Purchased Assets;

(e) all rights of indemnification, warranty, contribution, credits, refunds, reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable) possessed by Seller or its Subsidiaries against third parties that arise out of or relate to any of the Purchased Assets, to the extent such rights of indemnification, warranty, contribution, credits, refunds, reimbursement or other rights of recovery are not based upon acts, omissions, events or occurrences occurring prior to the Closing;

(f) all goodwill, if any, to the extent the same has arisen exclusively from or out of the Trademarks owned by Seller and its Subsidiaries that are listed on Schedule 1.1(a)(ii); and

(g) all rights of Seller to receive payments from Affymetrix, Inc. with respect to the patent prosecution costs pursuant to that certain Technology Transfer Agreement entered into by Affymax and Affymetrix, Inc., dated as of October 23, 1996.

Section 1.2 Excluded Assets. Notwithstanding anything herein to the contrary, all assets, rights and properties of Seller and its Subsidiaries that are not specifically included within the Purchased Assets shall be retained by Seller (collectively, the “Excluded Assets”) including, but not limited to, all rights of indemnification, warranty, contribution, credits, refunds, reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable) possessed by Seller or its Subsidiaries against third parties that arise out of or relate to any of the Purchased Assets, to the extent such rights of indemnification, warranty, contribution, credits, refunds, reimbursement or other rights of recovery are based upon acts, omissions, events or occurrences occurring prior to the Closing. The Excluded Assets shall not be purchased by or conveyed to Buyer hereunder.

Section 1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume, and shall pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged) when due, the following Liabilities of Seller related to the Purchased Assets, but excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) any Liability of Seller or its Subsidiaries under the Assumed Contracts, but only to the extent such Liabilities (A) are required to be paid, performed, satisfied or discharged after the Closing, (B) do not arise from or relate to any breach by Seller or any Affiliate of Seller of any provision of any Assumed Contract, and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any Assumed Contract and (D) are not primarily the result of the course of dealing or express waivers between parties to the Assumed Contracts.

Section 1.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities will exclude any other Liability whatsoever not expressly assumed by Buyer under Section 1.3 (the “Excluded Liabilities”).

ARTICLE II.

PURCHASE PRICE AND ALLOCATION

Section 2.1 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration for the transfer of the Purchased Assets to Buyer, at the Closing, Buyer shall:

(a) pay to Seller $20,000,000 (the “Purchase Price”), as allocated pursuant to Section 2.2, minus the Escrow Amount (such net amount, the “Closing Date Payment”);

(b) assume the Assumed Liabilities in accordance with Section 1.3; and

(c) deposit with the Escrow Agent an amount equal to $4,000,000 (the “Escrow Amount”), by wire transfer of immediately available funds to the account previously specified in writing by the Escrow Agent, such amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and available to satisfy Seller’s indemnification obligations under ARTICLE VIII hereof.

Section 2.2 Allocation.

(a) No later than thirty (30) days following the Closing, Buyer will deliver to Seller its allocation of the Purchase Price (including the Assumed Liabilities) among the Purchased Assets (the “Allocation”). The Allocation will be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder. Within ten (10) days after receipt of the Allocation, Seller shall provide written comments on the Allocation to Buyer, and Buyer shall revise the Allocation to include any reasonable comments of Seller (as revised, the “Final Allocation”).

(b) Each of the Parties agree to (i) be bound by the Final Allocation, (ii) prepare and timely file all Tax Returns in a manner consistent with the Final Allocation and (iii) take no position inconsistent with the Final Allocation in any Tax Return, any proceeding before any Taxing Authority or otherwise unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, and the regulations promulgated thereunder. In the event that any Taxing Authority disputes the Final Allocation, either of Seller or Buyer, as the case may be, shall promptly notify the other Party of the nature of such dispute and keep the other Party apprised of material developments concerning resolution of such dispute.

Section 2.3 Withholding of Taxes. With respect to the payment of any portion of the Purchase Price to any foreign Subsidiary of Seller, Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of foreign Tax law or under any applicable Legal Requirement, otherwise the payments hereunder shall be made free and clear of and without and reduction for any withholding or other similar Taxes. To the extent such amounts are so deducted and withheld, (a) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made and (b) Buyer shall pay such amounts as are required to be paid to the appropriate taxing authority and provided evidence of such payment to Seller.

ARTICLE III.

CLOSING

Section 3.1 Closing. Unless this Agreement is earlier terminated in accordance with Section 9.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as reasonably practicable and no later than two Business Days after the satisfaction or waiver of each of the conditions set forth in this Article III (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time and date as may be agreed upon by the Parties. The Closing shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, or at such other location as the Parties agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 3.2 Seller Closing Deliveries. Seller shall deliver to Buyer, at or prior to the Closing, each of the following:

(a) an escrow agreement, dated the Closing Date and in the form attached hereto as Exhibit A (the “Escrow Agreement”), executed by Seller;

(b) an assignment and assumption agreement, dated the Closing Date and in the form attached hereto as Exhibit B (the “Assignment Agreement”), solely to the extent applicable, as necessary to effect the assignment to Buyer of all rights of Seller and its Subsidiaries in and to the Purchased Assets, duly executed by Seller and each Subsidiary of Seller which holds or owns any of the Purchased Assets;

(c) [Reserved];

(d) a bill of sale, dated the Closing Date and in the form attached hereto as Exhibit D (the “Bill of Sale”), respectively executed by Seller and each Subsidiary of Seller which holds or owns any of the Purchased Assets;

(e) a patent assignment agreement dated the Closing Date and in the form attached as Exhibit E (the “Patent Assignment”), executed by Seller;

(f) a trademark assignment agreement dated the Closing Date and in the form attached as Exhibit F (the “Trademark Assignment”), executed by Seller;

(g) a software and copyright assignment agreement dated the Closing Date and in the form attached as Exhibit G (the “Software Assignment”), executed by Seller;

(h) a license agreement, dated the Closing Date and in the form attached as Exhibit H (the “License Agreement”), executed by Seller;

(i) appropriate documentation terminating the existing license agreement entered into by and between Buyer and Seller, dated the Closing Date and in the form attached as Exhibit I (the “Prior License Termination”), executed by Seller;

(j) a certificate from the Secretary of State of the State of Delaware, and each other State or other jurisdiction in which Seller is qualified to do business as a foreign corporation dated within three days prior to the Closing Date certifying that Seller is in good standing and that all applicable Taxes and fees of Seller through and including the Closing Date have been paid;

(k) evidence reasonably satisfactory to Buyer of the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents under the Assumed Contracts listed or described on Schedule 3.2(k), in the manner described on such Schedule with respect to each such Assumed Contract;

(l) [Reserved];

(m) a certificate executed on behalf of Seller by its Chief Executive Officer and dated the Closing Date (the “Seller Closing Certificate”) confirming that the conditions set forth in Sections 7.3(a), (c), (d) and (e) have been satisfied in all respects; and

(n) such other documents as Buyer may reasonably request from Seller in connection with the transactions contemplated by this Agreement.

Section 3.3 Buyer Closing Deliveries. Buyer shall deliver to Seller, at or prior to the Closing, each of the following:

(a) a wire transfer of the Closing Date Payment in immediately available funds in accordance with Section 2.1 of this Agreement;

(b) the Escrow Agreement, executed by Buyer;

(c) the deposit of the Escrow Amount with the Escrow Agent;

(d) the Assignment and Assumption Agreement, executed by Buyer;

(e) [Reserved];

(f) the Bill of Sale, executed by Buyer;

(g) the License Agreement, executed by Buyer;

(h) the Prior License Termination, executed by Buyer; and

(i) a certificate executed on behalf of Buyer by a duly appointed officer and dated the Closing Date (the “Buyer Closing Certificate”) confirming that the conditions set forth in Section 7.2(a), (b) and (c) have been satisfied in all respects.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are disclosed in the disclosure letter dated as of the date hereof and delivered herewith to Buyer and Codexis (the “Seller Disclosure Letter”) corresponding to the applicable Section and subsection or clause of this ARTICLE IV (or disclosed in any other section, subsection or clause of the Seller Disclosure Letter; provided, that it is reasonably apparent on the face of such disclosure that such disclosure would be responsive to such other Section, subsection or clause of this ARTICLE IV), Seller hereby represents and warrants to each of Buyer and Codexis as of the date hereof as follows:

Section 4.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder. Seller and its Subsidiaries have all requisite corporate power and authority to carry on their respective businesses as now being conducted as relates to the Purchased Assets.

Section 4.2 Consents, Authorization and Enforceability.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required by, or with respect to, Seller, any of its Subsidiaries or the Purchased Assets in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) any notice filings or registrations of transfer with any Governmental Authority that may be required in connection with the assignment and transfer of the Purchased Assets that are described on Section 4.2(a)(i) of the Seller Disclosure Letter and (ii) such other consents, waivers, approvals, authorizations or notices, if any, described on Section 4.2(a)(ii) of the Seller Disclosure Letter.

(b) All requisite corporate action necessary to authorize the execution, delivery and performance by Seller and its Subsidiaries of the Transaction Documents and the consummation of the Transactions has been taken. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery and performance of the Transaction Documents by Seller. No action by Seller’s stockholders is required to authorize the execution, delivery and performance of the Transaction Documents by Seller. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 4.3 Title to Purchased Assets. Seller or one of its Subsidiaries own, or otherwise have a right to use, all of the Purchased Assets. Seller or one of its Subsidiaries holds all of the Purchased Assets free and clear of all mortgages, pledges, charges, hypothecations, liens, claims, licenses, sublicenses, consents and encumbrances of any kind, nature or description (collectively, “Liens”), except for the following Liens (collectively, “Permitted Liens”): (a) statutory liens for Taxes, assessments or other statutory or governmental charges not yet due and payable and (b) any Liens described in Section 4.3 of the Seller Disclosure Letter.

Section 4.4 Non-Contravention. The execution and delivery of this Agreement by Seller do not and the consummation of the transactions contemplated hereby by Seller and its Subsidiaries will not (a) violate any provision of the Certificate of Incorporation, Bylaws or similar governance documents that may be applicable to Seller or any of its Subsidiaries, (b) result in a material breach (or any event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a material default under, any material agreement or material arrangement to which Seller or its Subsidiaries is a party or any agreement or arrangement by which the Purchased Assets are bound, (c) result in the creation of any Lien on the Purchased Assets (other than a Permitted Lien) or (d) to Seller’s Knowledge, violate any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority by which Seller or any of its Subsidiaries is bound or subject.

Section 4.5 Compliance with Law. Seller possesses all material permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, “Permits”) reasonably necessary for the practice of MolecularBreeding and the ownership of the Purchased Assets as currently conducted and owned by Seller and its Subsidiaries, and all such Permits are being complied with by Seller and its Subsidiaries in all material respects.

Section 4.6 Litigation and Claims. There is no action, suit, audit, claim, proceeding or investigation, other than ordinary course interactions with Governmental Authorities relating to the filing, registration and maintenance of the Purchased Intellectual Property (each, an “Action”) pending or, to Seller’s Knowledge, threatened, against Seller or any of its Subsidiaries before any Governmental Authority, against, relating to or affecting the Purchased Assets, or seeking to prevent Seller’s performance of this Agreement or the transactions contemplated hereby. Section 4.6 of the Seller Disclosure Letter contains a complete and accurate list of all Actions to which Seller or any of its Subsidiaries has been a party during the five years prior to the date hereof that are in any way related to the Purchased Assets or any such Action related to the Purchased Assets and that was settled prior to the institution of formal proceedings or dismissed.

Section 4.7 Intellectual Property.

(a) Except as set forth in Section 4.7(a) of the Seller Disclosure Letter, Seller or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in the Purchased Intellectual Property, and has the right to assign the Purchased Intellectual Property free and clear of all Liens, other than those resulting from the Assumed Contracts. The Purchased Intellectual Property is fully transferable, alienable to Buyer without restriction and without payment of any kind to any Person other than (i) payments resulting from the Assumed Contracts and (ii) amounts payable to Governmental Authorities relating to the filing, registration and maintenance of the Purchased Intellectual Property.

(b) Section 4.7(b) of the Seller Disclosure Letter identifies and sets forth all Contracts pursuant to which any third party has granted any Intellectual Property Rights to Seller used in the practice of MolecularBreeding (the “In-Licensed Intellectual Property”).

(c) To Seller’s Knowledge, the Purchased Intellectual Property and the In-Licensed Intellectual Property include all Intellectual Property Rights, whether or not issued or registered, owned or controlled by Seller, that are necessary to or used in the practice of MolecularBreeding by Seller, its Affiliates or Perseid Therapeutics LLC.

(d) Each Person who is or was an employee, officer, director or contractor of Seller or its Subsidiaries and who materially participated in the conception or reduction to practice of any Purchased Intellectual Property has signed an written agreement containing an assignment to the Seller of all Intellectual Property Rights in such individual’s or entity’s contribution to the Purchased Intellectual Property. Without limiting the foregoing, to the Knowledge of Seller, the Purchased Intellectual Property have been: (i) developed by employees of the Seller or its Subsidiaries (or their predecessors in interest) within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Seller or its Subsidiaries pursuant to enforceable written agreements; or (iii) otherwise acquired by the Seller or its Subsidiaries from a third party who has assigned all Intellectual Property Rights it has developed on the Seller’s behalf to the Seller. To Seller’s Knowledge, Seller has, to the extent that the prosecution of the related Patents was controlled by Seller at such time, recorded each such employee, independent contractor and third party assignment of registered Purchased Intellectual Property with the relevant Governmental Authority in the United States and, in accordance with all federal (including United States), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement (“Applicable Law”), in jurisdictions other than the United States. Neither Seller nor any of its Subsidiaries has, subsequent to the issuance of a particular Patent included in the Purchased Intellectual Property, entered into any written contract with a third party or, to Seller’s Knowledge, made any communication with any party to a contract with Seller that would materially impair the validity or enforceability of such issued Patent, or Seller’s or any of its Subsidiaries’ right, title and interest in the Purchased Intellectual Property. To Seller’s Knowledge, to the extent that the prosecution of the related Patents was controlled by Seller at such time, Seller and its patent counsel have not violated their duty of candor and disclosure to the applicable Governmental Authorities under Applicable Law as in effect at the time of the applicable interaction with such Governmental Authority with respect to all Patents included in the registered Purchased Intellectual Property.

(e) Schedules 1.1(a)(i), 1.1(a)(ii) and 1.1(a)(iii) set forth a complete and accurate list of all Intellectual Property Rights that are part of the Purchased Intellectual Property for which Seller has filed or registered with a regulatory authority in the United States or a foreign country. Each item of such Purchased Intellectual Property (i) is in proper form in all material respects, (ii) has not been disclaimed and (iii) other than ordinary course activities consistent with past practice, has been duly maintained in accordance with Applicable Law in all material respects, including submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. Seller, or as applicable one of its Subsidiaries, has paid all filing fees, issue fees and other fees and charges due and payable on or before the Closing Date applicable to such Purchased Intellectual Property required for the issuance, registration, maintenance, filing and prosecution of such Purchased Intellectual Property. Section 4.7(e) of the Seller Disclosure Letter lists all material adverse administrative decisions, determinations and judgments rendered by any Governmental Authority with respect to the scope, validity or enforceability of the Purchased Intellectual Property or any claim therein since January 1, 2007, except for ordinary course interactions with Governmental Authorities relating to the filing, registration and maintenance of such Purchased Intellectual Property. In addition, Section 4.7(e) of the Seller Disclosure Letter sets forth a detailed listing of all registrations, filings and payment obligations that are, to Seller’s Knowledge, due to be made to any Governmental Authority with respect to any Purchased Intellectual Property within one hundred and eighty (180) days following the Closing Date.

(f) Section 4.7(f) of the Seller Disclosure Letter sets forth all Contracts to which Seller is a party as of the Closing Date relating to the license of any Purchased Intellectual Property for the practice of MolecularBreeding, including all Contracts pursuant to which (i) Seller was granted any Intellectual Property Rights of any third party relating to the practice of MolecularBreeding, (ii) Seller has granted any Intellectual Property Rights to any third party relating to the practice of MolecularBreeding by such third party or (iii) Seller has limited its right to practice MolecularBreeding or, to Seller’s Knowledge, Buyer’s right to practice MolecularBreeding. To Seller’s Knowledge, (1) each such Contract is legal, valid, binding, and in full force and effect; (2) neither Seller nor, to Seller’s Knowledge, any other party is in material breach of any such Contract; and (3) Seller has not received notice that any party has repudiated any provision of any such Contract. Seller has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any such Contract as are required thereunder in connection with the transactions contemplated by this Agreement. Except as set forth in Section 4.7(f) of the Seller Disclosure Letter, no royalties are paid or payable by Seller or Buyer on or with respect to any of the Intellectual Property Rights that are part of the Purchased Assets. Unless otherwise specified in Section 4.7(f) of the Seller Disclosure Letter, Seller has delivered to Buyer a correct and complete copy of each Contract (as amended to date) listed in Section 4.7(f) of the Seller Disclosure Letter.

(g) To Seller’s Knowledge, (i) all issued United States patents within the Purchased Intellectual Property, other than pending applications, are valid and enforceable and (ii) none of the foreign Patents within the Purchased Intellectual Property has been determined to be invalid or unenforceable by a court or regulatory authority of competent jurisdiction. To Seller’s Knowledge, Seller has not received written notice from any third party alleging that any issued Patent within the Purchased Intellectual Property is invalid or unenforceable.

(h) To Seller’s Knowledge, no employee, independent contractor or agent of the Seller or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Purchased Intellectual Property or In-Licensed Intellectual Property.

(i) Except as set forth in Section 4.7(i) of the Seller Disclosure Letter, no funding, facilities, or personnel of any Governmental Authority or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Purchased Intellectual Property.

(j) To Seller’s Knowledge, Section 4.7(j) of the Seller Disclosure Letter accurately identifies as of the date of this Agreement (and, to Seller’s Knowledge, Seller has provided to Buyer a complete and accurate copy of) each letter or other written communication or correspondence that has been sent or otherwise delivered by Seller or its Subsidiaries or received by Seller or its Subsidiaries regarding any actual, alleged, or suspected infringement of any Purchased Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(k) To Seller’s Knowledge, no Actions have been instituted or are pending against Seller or its Subsidiaries, or, to Seller’s Knowledge, are threatened, that challenge the right of Seller or its Subsidiaries with respect to the use or ownership of the Purchased Intellectual Property. Except as set forth on Schedule 4.7(k) of the Seller Disclosure Letter, no interference, opposition, reissue, reexamination, or other Action (except for ordinary course interactions with Governmental Authorities relating to the filing, registration and maintenance of such Purchased Intellectual Property) is pending or, to Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any of Purchased Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged. Neither Seller nor any of its Subsidiaries has received any written notice alleging infringement or breach of any Intellectual Property Rights of others by Seller or its Subsidiaries relating to the Purchased Assets. To Seller’s Knowledge, the Purchased Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority affecting the rights of Seller or its Subsidiaries with respect thereto, except for ordinary course interactions with Governmental Authorities relating to the filing, registration and maintenance of such Purchased Intellectual Property.

(l) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Purchased Intellectual Property; (ii) the release, disclosure, or delivery of any Purchased Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Purchased Intellectual Property, in each case, other than (i) as contemplated by the transactions or agreements contemplated by this Agreement, including without limitation the License Agreement to be delivered by the Parties on the Closing Date, and (ii) as provided in the agreements listed on Schedule 4.7(b) of the Seller Disclosure Letter.

Section 4.8 Taxes. Seller and each of its Subsidiaries have timely filed all Tax Returns required to be filed by any of them where the failure to file such Tax Return would reasonably be expected to result in a Lien on any Purchased Asset or would reasonably be expected to result in Buyer becoming liable or responsible for any Taxes related to such Tax Returns. Seller and each of its Subsidiaries have timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns), the non-payment of which would result in a Lien on any Purchased Asset or would result in Buyer becoming liable or responsible therefor.

Section 4.9 No Other Agreements to Sell the Purchased Assets. None of Seller nor its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell the Purchased Assets or any portion thereof, to effect any merger, consolidation or other reorganization that would result in a change of ownership or control of the Purchased Assets or to enter into any agreement with respect thereto, except pursuant to this Agreement; provided, that, obligations relating to Perseid Therapeutics LLC shall not be deemed to relate to the Purchased Assets.

Section 4.10 Brokers and Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement that may be payable by Buyer or its Affiliates.

Section 4.11 Full Disclosure. None of the representations or warranties made by Seller (as modified by the Seller Disclosure Letter) contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein, in light of the circumstances under which made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER AND CODEXIS

Buyer and Codexis hereby represent and warrant to Seller as of the date hereof as follows:

Section 5.1 Organization, Standing and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Codexis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Codexis has all necessary power and authority to enter into this Agreement and to perform each of their obligations hereunder.

Section 5.2 Consents and Authorization.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required by, or with respect to, Buyer or Codexis in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any notice filings or registrations of transfer with any Governmental Authority that may be required in connection with the assignment and transfer of the Purchased Assets.

(b) All requisite action necessary to authorize the execution, delivery and performance by Buyer and Codexis of the Transaction Documents and the consummation of the Transactions has been taken. This Agreement constitutes valid and binding obligation of Buyer and Codexis, enforceable against each of Buyer and Codexis in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 5.3 Litigation and Claims. There is no Action pending, or to the knowledge of Buyer or Codexis, threatened, against Buyer or Codexis before or by any Governmental Authority which seeks to prevent the performance of this Agreement by Buyer or Codexis and the transactions contemplated hereby or have a material adverse effect on the ability of Buyer or Codexis to complete such transactions.

Section 5.4 Non-Contravention. The execution and delivery of this Agreement by Buyer and Codexis do not and the consummation of the transactions contemplated hereby by Buyer and Codexis will not (a) violate any provision of (i) the Limited Liability Company Operating Agreement or similar governance documents that may be applicable to Buyer or (ii) the Certificate of Incorporation and Bylaws applicable to Codexis, (b) result in the breach (or an event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under any material agreement or material arrangement to which Buyer or Codexis is a party or by which it is bound or (c)

violate any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Buyer or Codexis is bound or subject, each except as would not have a material adverse effect on Buyer or Codexis.

Section 5.5 Financial Capacity. Buyer and/or Codexis has sufficient immediately available funds to pay the Purchase Price and meet any other obligations of Buyer or Codexis arising under, or in connection with, this Agreement and any transactions contemplated hereby.

Section 5.6 Brokers and Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Codexis or their Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement that may be payable by Seller or its Affiliates.

ARTICLE VI.

COVENANTS OF THE PARTIES

Seller and Buyer each covenant with the other as follows:

Section 6.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties agree, both before and after the Closing, at Buyer’s expense:

(a) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions;

(b) to execute and deliver such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request which are reasonably necessary to consummate or implement the transactions contemplated hereby or to evidence such events or matters;

(c) to update Schedules 1.1(a)(i), 1.1(a)(ii) and 1.1(a)(iii) in a manner mutually acceptable to Seller and Buyer, as necessary, to implement the intent of the Parties with respect to the Transactions, which the Parties hereby agree is to transfer to Buyer the Patents, Trademarks, Software and Copyrights owned or controlled by Seller that are necessary to or used in the practice of MolecularBreeding by Seller, its Affiliates or Perseid Therapeutics LLC;

(d) to execute and deliver, following the Closing, such other instruments of transfer and use commercially reasonable efforts to take such other action as Buyer or its counsel may reasonably request in order to put Buyer in possession of, and to vest in Buyer, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the acquisition contemplated hereunder, including with respect to the Intellectual Property Rights listed in Schedules 1.1(a)(i), 1.1(a)(ii) and 1.1(a)(iii);

(e) to the extent requested by Buyer, (i) to have executed and delivered any assignment of registered Purchased Intellectual Property from Seller’s employees and independent contractors and (ii) to use commercially reasonable efforts to have executed and delivered any assignment of registered Purchased Intellectual Property from independent contractors or other applicable independent third parties, in each case, to the extent any such assignment was not previously recorded with the relevant Governmental Authority in the United States or, in accordance with Applicable Law, in jurisdictions other than the United States;

(f) to execute and file change of correspondence address forms with the United States Patent and Trademark Office with respect to any Patents within the Purchased Intellectual Property; and

(g) to cooperate with each other in connection with any of the foregoing.

Section 6.2 Consents.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that any Assumed Contract is not capable of being assigned or transferred by Seller to Buyer pursuant to the Transaction Documents without the consent, approval or authorization of a third party, and such consent, approval or authorization is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Assumed Contract that would be need to be waived by such a third party (each a “Specified Consent”), nothing in this Agreement shall constitute an assignment or transfer or an attempted assignment or transfer thereof and, subject to Section 6.2(c) below, the applicable Contract shall not be deemed to be an Assumed Contract until and unless the Specified Consent is obtained.

(b) In the event that any such Specified Consent is not obtained on or prior to the Closing Date, unless otherwise indicated by Buyer, Seller shall use commercially reasonable efforts to obtain such Specified Consent from the other parties to the Assumed Contracts in order to effect the assignment or transfer of such Assumed Contract or any other Transaction; provided, however, that neither Party shall be required to make any payments, commence litigation or agree to modifications of the material terms thereof in order to obtain any such waivers, consents or approvals. Each Party shall keep the other fully informed in a timely manner as to all developments regarding the Specified Consent and Assigned Contract. Pending the assignment or transfer of such Assumed Contract, Buyer’s rights with respect to the Assumed Contract, if any, shall be addressed by the License Agreement.

(c) Once a Specified Consent is obtained, the applicable Contract shall be deemed to be an Assumed Contract and shall be deemed to have been automatically assigned and transferred to Buyer on the terms set forth in this Agreement, as specified in ARTICLE I, without further consideration.

Section 6.3 Notification of Certain Matters. From the Execution Date through the Closing, each Party shall give prompt notice to the other Party of (a) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty contained in this Agreement to not be true and correct in all material respects on and as of the Closing Date and (b) any failure of a Party to perform or comply in all material respects with each of the covenants, agreements and obligations such Party is required to perform, at or prior to the Closing Date, under this Agreement; provided, however, that such disclosure shall not be deemed to limit or otherwise affect the remedies available hereunder to the other Party.

Section 6.4 Investigation by Buyer; Confidentiality. From the Execution Date until the Closing, Seller shall, and shall cause its officers, directors, employees, accountants, counsel, and other representatives of it and its Affiliates to, afford the representatives of Buyer and its Affiliates access during normal business hours to the Purchased Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Assumed Books and Records and Assumed Contracts; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller, shall comply with the reasonable security and insurance requirements of Seller, shall be at Buyer’s sole risk and expense and in no event shall Seller be obligated to provide any access or information if Seller determines in good faith after consultation with its outside counsel that providing such access or information may violate any Applicable Law or cause Seller to breach a confidentiality or other obligation to which it is bound under any Contract existing on the date of this Agreement or jeopardize any recognized remedy available to Seller.

Section 6.5 Conduct of Business. From the Execution Date through the Closing, except as expressly permitted by this Agreement or as specified on Schedule 6.5, Seller shall conduct its MolecularBreeding business only in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to keep intact the Purchased Assets, and use commercially reasonable efforts to preserve the relationships related to the Purchased Assets with licensors, licensees, regulatory authorities and other Persons, in each case, who are material to the Purchased Assets. Without limiting the generality of the foregoing, from the Execution Date to the Closing, without the consent of Buyer or as specified on Schedule 6.5, Seller shall not:

(a) enter into any Contract relating to or affecting the Purchased Assets or extend, materially modify, terminate or renew any Contract or the terms of any Contract relating to or affecting the Purchased Assets (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any material respect;

(b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or suffer to exist any Liens (other than Permitted Liens) on, or grant any license with respect to, any of the Purchased Assets, or any interests therein, except in the ordinary course of business or Permitted Liens;

(c) willingly allow or permit to be done, any act by which any insurance policy pertaining to the Purchased Assets may be suspended, impaired in any material manner or canceled;

(d) fail to pay or discharge in a timely manner any Liabilities with respect to the Purchased Assets that are due prior to the Closing;

(e) fail to use commercially reasonable efforts to maintain existing relationships with licensors, licensees and others exclusively relating to the Purchased Assets;

(f) fail to pay any material maintenance and related fees that are due prior to the Closing or to take any other material actions required to maintain the validity and effectiveness of the Purchased Assets to the extent such actions are required to be taken prior to the Closing;

(g) fail to comply in any material respect with any material laws applicable to the Purchased Assets;

(h) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.5.

Section 6.6 Use of Trademarks. From and after the Closing Date, Seller shall not use the Trademarks that are listed on Schedule 1.1(a)(ii) attached hereto for any commercial purpose. For the avoidance of doubt, Seller shall be permitted to reference any such Trademarks in connection with any disclosures by Seller required or mandated by Applicable Law, including in any filings made by Seller pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder.

Section 6.7 Insurance. Seller shall not terminate any of its insurance coverage related to the Purchased Assets that is currently in place prior to the expiration of the applicable policy in accordance with its terms (other than any such insurance coverage that is terminated by the insurer pursuant to its terms).

Section 6.8 Tax Matters.

(a) Buyer and Seller shall each pay fifty percent (50%) of any Transfer Taxes. Seller and Buyer shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by Applicable Law. The Party required by Applicable Law shall file any necessary documentation or Tax Returns with respect to such Transfer Taxes (the “Filing Party”) shall do so in the time and manner so required, and shall pay all Transfer Taxes reflected on such documentation or Tax Returns. The other Party (the “Non-Filing Party”) shall reimburse the Filing Party for the Non-Filing Party’s share of such Transfer Taxes within 10 days of receipt of reasonable evidence of the amount of such Transfer Taxes. Upon the request of the Non-Filing Party, the Filing Party shall furnish the Non-Filing Party with proof of such payment. The Parties shall cooperate as reasonably requested to minimize the amount of such Transfer Taxes, including, as applicable, providing appropriate documentation, obtaining certificates of exemption, and transferring by electronic means any Purchased Assets susceptible to such transfer.

(b) Following the Closing, Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax. Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven (7) years following the Closing Date. Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets or the Allocation.

(c) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller or its Subsidiaries that reasonably may be expected to relate to or give rise to a Lien on the Purchased Assets.

(d) Any payments made to any Party pursuant to Section 6.8 of this Agreement shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Applicable Law.

Section 6.9 Assumed Contracts. From and after the Closing Date, Buyer shall perform its obligations under the Assumed Contracts.

Section 6.10 Access to Books and Records. From and after the Closing Date, each Party agrees to use its commercially reasonable efforts to provide access during normal business hours to the other Party to all data, records, files, manuals, and other documentation in the control of such Party that is relates to the Purchased Assets, including without limitation: (i) material studies, reports, laboratory notebooks, correspondence and other similar material documents and records primarily or exclusively related to the Purchased Assets, whether in electronic form or otherwise; and (ii) all business information, tangible or intangible, necessary to determine the course of dealing with respect to the Assumed Contracts and any waivers or other actions that would impact the rights and obligations thereunder between the parties thereto; provided, that such access shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Party providing access to such books and records, shall comply with the reasonable security and insurance requirements of the Party providing access to such books and records, shall be at the sole risk and expense of the Party obtaining access to such books and records and in no event shall of the Party providing access to such books and records be obligated to provide any access or information if such Party determines in good faith after consultation with its outside counsel that providing such access or information may violate any Applicable Law or cause such Party to breach confidentiality or other obligations to which it is bound under any Contract existing on the date of this Agreement; provided, however, that such Party shall use commercially reasonable efforts to cause such confidentiality or other obligations to be waived by the other parties to the Contract.

Section 6.11 Codexis Guaranty. Codexis hereby unconditionally guarantees the performance by Buyer of its obligations under this Agreement and the other Transaction Documents. In furtherance and not in limitation of the foregoing, Codexis shall take all actions necessary or appropriate to cause, permit or enable Buyer to perform its obligations under this Agreement and the other Transaction Documents, and shall not take any actions that would prevent or hinder Buyer from performing its obligations under this Agreement or the other Transaction Documents.

Section 6.12 Transition Services. The Parties shall negotiate in a good faith a transition services agreement relating to the provision of (i) general assistance in connection with patent prosecution and (ii) patent file storage and maintenance by Seller for Buyer and Codexis through March 31, 2011.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Each Party to Consummate the Transactions. The respective obligations of each Party hereto to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any action have been taken by any Governmental Authority seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

Section 7.2 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects on and as of such specified date).

(b) Performance. Buyer shall have performed and complied in all material respects with each of the covenants, agreements and obligations Buyer is required to perform, at or prior to the Closing Date, under this Agreement.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority limiting or restricting Seller’s ability to enter into the Transaction Documents shall be in effect, nor shall there be pending or threatened any Proceeding seeking (i) any of the foregoing, any restraint relating to antitrust or any other injunction or restraint, or (ii) material damages in connection with the Transactions.

(d) Receipt of Closing Deliveries. Seller shall have received each of the agreements, instruments and other documents set forth in Section 3.3 and each such agreement and document shall be in full force and effect.

Section 7.3 Conditions Precedent to Obligation of Buyer. The obligations of Buyer and Codexis to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer or Codexis) on or prior to the Closing Date of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects on and as of such specified date).

(b) Receipt of Closing Deliveries. Buyer shall have received each of the agreements, instruments and other documents set forth in Section 3.2, and each such agreement and document shall be in full force and effect.

(c) Performance. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform, at or prior to the Closing Date, under this Agreement.

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority limiting or restricting Buyer’s ownership, conduct or operation of the Purchased Assets following the Closing shall be in effect. Nor shall there be pending or threatened any Proceeding seeking (i) any of the foregoing, any restraint relating to antitrust or any other injunction or restraint, or (ii) material damages in connection with the Transactions.

(e) Consents. Each of the consents set forth on Schedule 7.3(e) shall have been obtained and shall, to Seller’s Knowledge, be in full force and effect.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties and Covenants. The representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 8.1, and any and all claims and causes of action for indemnification under this ARTICLE VIII arising out of the inaccuracy or breach of any representation, warranty or covenant of a Party must be made prior to the termination of the applicable survival period. The Parties agree that all of the representations, warranties and covenants of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this ARTICLE VIII shall survive as follows:

(a) The respective representations and warranties of the Parties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Consents, Authorization and Enforceability), Section 5.1 (Organization, Standing and Authority) and Section 5.2 (Consents and Authorization) shall survive indefinitely;

(b) All other representations and warranties of the Parties under the Transaction Documents (other than the License Agreement or the Prior License Termination) shall survive until the twenty-three (23) month anniversary of the Closing Date; and

(c) All covenants, agreements and obligations under the Transaction Documents (other than the License Agreement or the Prior License Termination) shall survive (i) until the twenty-three (23) month anniversary of the Closing Date to the extent such covenants, agreements and obligations were required to be performed on or prior to the Closing Date (such covenants, agreements and obligations, the “Pre-Closing Covenants”) and (ii) to the extent such covenants, agreements and obligations require performance after the Closing Date (such covenants, agreements and obligations, the “Post-Closing Covenants”) (A) indefinitely if no specific duration of performance is specified in the agreement or (B) until the termination of the specified period of required performance under the agreement if a specific duration of performance is specified in the agreement.

Notwithstanding the foregoing (i) any obligation to indemnify, defend and hold harmless pursuant to Section 8.2 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party in accordance with Section 8.6 and (ii) this Section 8.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing. The Parties acknowledge and agree that the survival periods and termination dates set forth in this ARTICLE VIII and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the survival periods and termination dates to be enforced as agreed by the Parties. The Parties further acknowledge that the survival periods and termination dates set forth in this ARTICLE VIII and elsewhere in this Agreement may be shorter than otherwise provided by law and that it is the intention of the parties hereto that the survival periods and termination dates set forth in this ARTICLE VIII and elsewhere in this Agreement supersede any applicable statute of limitations applicable to such representations and warranties.

Section 8.2 Obligation to Indemnify.

(a) Indemnification by Seller. Subject to the limitations set forth in this ARTICLE VIII, Seller agrees to indemnify, defend and hold harmless each of Buyer and Codexis and each of their directors, managers officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”), from and against all Losses resulting from or related to:

(i) any breach or inaccuracy of any of the representations and warranties of Seller contained in this Agreement or any other Transaction Document (other than the License Agreement or the Prior License Termination);

(ii) any non-compliance with or breach of any of Seller’s Pre-Closing Covenants;

(iii) any non-compliance with or breach of any of Seller’s Post-Closing Covenants; and

(iv) any Excluded Assets or Excluded Liability.

(b) Indemnification by Codexis and Buyer. Subject to the limitations set forth in this ARTICLE VIII, each of Buyer and Codexis, jointly and severally, agrees to indemnify, defend and hold harmless Seller and its managers, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”), from and against all Losses resulting from:

(i) any breach or inaccuracy of any of the representations and warranties of Buyer or Codexis contained in this Agreement or any other Transaction Document (other than the License Agreement or the Prior License Termination);

(ii) any non-compliance with or breach of any of Buyer’s Pre-Closing Covenants;

(iii) any non-compliance with or breach of any of Buyer’s Post-Closing Covenants; and

(iv) any Assumed Assets or Assumed Liability.

Section 8.3 Limitations on Liability.

(a) Notwithstanding anything to the contrary in this Agreement, except for any Losses resulting from the commission of fraud by the Seller in connection with the Transactions and the breach or inaccuracy of any of the representations and warranties set forth in Section 4.1 (Organization, Standing and Power) and Section 4.2 (Consents, Authorization and Enforceability), for which, in each case, the Buyer Indemnitees shall be entitled to recover all Losses in their entirety, the aggregate amount of all Losses for which the Buyer Indemnitees are entitled to indemnification pursuant to Section 8.2(a) of this Agreement shall not exceed $4,000,000 in the aggregate, which limitation shall decrease to $2,000,000 in the aggregate following the twelve month (12) anniversary of the Closing Date (for the avoidance of doubt, and subject always to the overall limitation of $4,000,000 in the aggregate, recovery pursuant to aggregate claims for indemnification in excess of $2,000,000 that are pending at the twelve (12) month anniversary of the Closing Date, and that were properly submitted under this Article VIII prior to such date, shall not be deemed limited by the decrease in the limitation to $2,000,000 in the aggregate); provided that the Buyer Indemnitees shall not be entitled to recover for any Losses (other than for Losses resulting from or related to the commission of fraud by the Seller in connection with the Transactions) arising under this Agreement unless and until the aggregate amount of all Losses for which Buyer Indemnitees are otherwise entitled to indemnification pursuant to this Agreement exceeds an amount equal to $75,000 (the “Seller Basket”); provided that in the event that the Buyer Indemnitees are entitled to recover Losses under this Agreement in an aggregate amount in excess of the Seller Basket, then the Buyer Indemnitees shall be entitled to recover all such Losses (including the amount of the Seller Basket).

(b) Notwithstanding anything to the contrary in this Agreement, except for any Losses resulting from the commission of fraud by the Buyer in connection with the Transactions and the breach or inaccuracy of any of the representations and warranties set forth in Section 5.1 (Organization, Standing and Authority) and Section 5.2 (Consents and Authorization), for which, in each case, the Seller Indemnitees shall be entitled to recover all Losses in their entirety, the aggregate amount of all Losses for which the Seller Indemnitees are entitled to indemnification pursuant to Section 8.2(b) of this Agreement shall not exceed $4,000,000; provided that the Seller Indemnitees shall not be entitled to recover for any Losses (other than for Losses resulting from or related to the commission of fraud by the Buyer in connection with the Transactions) arising under this Agreement unless and until the aggregate amount of all Losses for which Seller Indemnitees are otherwise entitled to indemnification pursuant to this Agreement exceeds an amount equal to $75,000 (the “Buyer Basket”) provided that in the event that the Seller Indemnitees are entitled to recover Losses under this Agreement in an aggregate amount in excess of the Buyer Basket, then the Seller Indemnitees shall be entitled to recover all such Losses (including the amount of the Buyer Basket).

Section 8.4 Satisfaction of Claims. Claims made by the Buyer Indemnitees for indemnification under this ARTICLE VIII shall be satisfied first from the Escrow Amount, and if the Escrow Amount is insufficient to satisfy the Claim, directly from Seller.

Section 8.5 Disbursements of Escrow Amount.

(a) On the twelve (12) month anniversary of the Closing Date (or in the event such date is not a Business Day, the Business Day immediately following such date) (such date, the “Initial Escrow Expiration Date”), the Escrow Agent shall release all or a portion of $2 million (such $2 million amount, the “Initial Escrow Amount”) of the then existing Escrow Amount, in accordance with the terms of the Escrow Agreement. Any unreleased portion of the Initial Escrow Amount shall be retained by the Escrow Agent. The amount of the Initial Escrow Amount so retained shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnitees for any such claims asserted by the Buyer Indemnitees prior to the Initial Escrow Expiration Date and thereafter resolved in favor of the Buyer Indemnitees) in accordance with the resolution of such claims to Seller to be disbursed in accordance with the terms of the Escrow Agreement.

(b) On the twenty-three (23) month anniversary of the Closing Date (or in the event such date is not a Business Day, the Business Day immediately following such date) (such date, the “Final Escrow Expiration Date”), the Escrow Agent shall release the then existing Escrow Amount, to Seller to be disbursed in accordance with the terms of the Escrow Agreement. Any unreleased portion of the Escrow Amount shall be retained by the Escrow Agent. The amount so retained shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnitees for any such claims asserted by the Buyer Indemnitees prior to the Final Escrow Expiration Date and thereafter resolved in favor of the Buyer Indemnitees) in accordance with the resolution of such claims to Seller to be disbursed in accordance with the terms of the Escrow Agreement.

Section 8.6 Defense of Third-Party Claims.

(a) Any Buyer Indemnitee or Seller Indemnitee making a claim for indemnification pursuant to this ARTICLE VIII (an “Indemnified Party”) must give the other Party or Parties from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (a “Claim Notice”) promptly after the Indemnified Party receives any written notice of any Proceeding against or involving the Indemnified Party by a Governmental Authority or other third party, or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (a “Claim”); provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to this ARTICLE VIII, except to the extent (and only to the extent) that such failure actually materially harms the Indemnifying Party. Such Claim Notice must contain a description of the Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known or reasonably ascertainable at such time; provided that such amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim). Notwithstanding the foregoing, any claim for a breach of a representation or warranty or covenant must be delivered prior to the expiration of the applicable survival term.

(b) With respect to the defense of any Claim against or involving an Indemnified Party in which a Governmental Authority or other third party (a “Third Party Claim”) in question seeks recovery of a sum of money for which a Claim Notice is provided (i) the Indemnifying Party shall have the right to participate in the defense of each Claim, (ii) the Indemnified Party shall fully cooperate with the Indemnifying Party and provide access to any and all applicable documents and other information and Persons reasonably requested by the Indemnifying Party; provided that the Indemnified Party shall have no obligation to disclose any documents or other information to the extent such disclosure in the Indemnified Party’s reasonable judgment (after consultation with counsel) may adversely affect the attorney-client privilege or work product protections related to such documents or other information and (iii) at its option an Indemnifying Party may assume the defense and appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

(c) Notwithstanding Section 8.6(b), if the Indemnifying Party assumes the defense of the Claim, the Indemnified Party will be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party assumes control of such defense; provided, further, that the Indemnifying Party will not be entitled to assume control of the defense of such claim, if:

(i) the Indemnifying Party fails to elect in writing to assume the defense of the Claim pursuant to Section 8.6(b) within twenty (20) Business Days of receipt of the applicable Claim Notice,

(ii) a conflict of interest exists or could reasonably be expected to arise which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

(iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim;

provided, further, that, in each case, the Indemnified Party shall be prohibited from compromising or settling any Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) In the event that the Indemnifying Party assumes the defense of such claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which Party defends such claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(e) Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any Claim for which the Indemnifying Party has assumed the defense pursuant to Section 8.6 hereof if (i) pursuant to or as a result of such settlement, such settlement would result in any liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or (ii) the settlement involves anything other than monetary damages. If a firm offer is made to settle such claim, which offer the Indemnifying Party is permitted to settle under this Section 8.6, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the

Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim shall not exceed such amount of such settlement offer payable by the Indemnifying Party hereunder, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered to the Indemnified Party.

Section 8.7 Claims Procedure.

(a) If an Indemnified Party determines in good faith that such Indemnified Party has a bona fide claim for indemnification pursuant to this ARTICLE VIII, then Buyer (on behalf of any Buyer Indemnitee) may deliver to Seller, or Seller (on behalf of any Seller Indemnitee) may deliver to Buyer, a certificate signed by any officer of Buyer or Seller, as applicable (a “Claim Certificate”):

(i) stating that an Indemnified Party has a claim for indemnification pursuant to this ARTICLE VIII;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Losses such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer (the “Estimated Claim Amount”); and

(iii) specifying in reasonable detail (based upon the information then possessed by Buyer Indemnitee) the material facts known to the Buyer Indemnitee giving rise to such claim.

Subject to this ARTICLE VIII, no delay in providing such Claim Certificate shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnified Party is materially prejudiced thereby.

(b) At the time of delivery of any Claim Certificate to Seller, Buyer shall deliver a duplicate copy of such Claim Certificate to the Escrow Agent (on behalf of itself or any other Buyer Indemnitee).

(c) If Seller or Buyer, as the case may be, in good faith objects to any claim made in any Claim Certificate, then such Party shall deliver a written notice (a “Claim Dispute Notice”) to the Party seeking indemnification during the 30 calendar day period commencing upon receipt of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the relevant Claim Certificate. If no Claim Dispute Notice is delivered prior to the expiration of such 30 calendar day period, then (i) each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in the relevant Indemnified Party’s favor for purposes of this ARTICLE VIII on the terms set forth in the Claim Certificate and (ii) if such Claim Certificate was delivered by Buyer and to the extent any Escrow Amount remains available, then Buyer may direct the Escrow Agent to deliver the corresponding cash amount from the Escrow Account to Buyer in accordance with this ARTICLE VIII.

(d) Following delivery of a Claim Dispute Notice, Buyer and Seller shall then attempt in good faith to resolve any objections raised in such Claim Dispute Notice during the 45 calendar day period following receipt of such Claim Dispute Notice. If Buyer and Seller agree to a resolution of such objection, a memorandum setting forth such agreement shall be prepared and signed by each of Buyer and Seller and, if the relevant Claim Certificate was delivered by Buyer and to the extent any

Escrow Amount remains available, promptly delivered to the Escrow Agent, directing the Escrow Agent to wire cash in immediately available funds to Buyer (or any other Buyer Indemnitee, as instructed by Buyer) in the amount of the Losses set forth in accordance with the terms of such memorandum.

(e) If no such resolution can be reached during the 45 calendar day period following receipt of a given Claim Dispute Notice, then upon the expiration of such 45 calendar day period, either Buyer or Seller shall be entitled to submit the dispute for settlement by binding arbitration in the County of San Mateo in the State of California in accordance with the rules then in effect for the Judicial Arbitration and Mediation Service, Inc. Arbitration will be conducted by one arbitrator, mutually selected by Buyer and Seller (the “Arbitrator”). Buyer and Seller agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the Arbitrator and to use all reasonable efforts to cause the decision of the Arbitrator to be furnished within 95 days after the appointment of the Arbitrator. Buyer and Seller further agree that discovery shall be completed at least 10 days prior to the date of the arbitration hearing. The decision of the Arbitrator shall relate solely: (i) to whether the Indemnified Party is entitled to recover the Estimated Claim Amount (or a portion thereof), and the portion of such Estimated Claim Amount the Indemnified Party is entitled to recover; and (ii) to the determination of the non-prevailing party as provided below. The final decision of the Arbitrator shall be furnished in writing to Buyer, Seller and, if the Claim Certificate was delivered by Buyer, the Escrow Agent, and shall constitute a conclusive determination of the issue(s) in question, binding upon each of them and shall not be contested by any of them. The decision rendered by the Arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order. Except as required by Applicable Law (including the laws, rules and regulations of the Securities Exchange Commission and the NASDAQ Stock Market, if applicable), none of Buyer, Seller or the Escrow Agent nor the Arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. The non-prevailing party in any arbitration, as determined by the Arbitrator, shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party and the fees and expenses associated with the arbitration (including the Arbitrator’s fees and expenses). If the Claim Certificate was delivered by Buyer, and to the extent any Escrow Amount remains available, promptly upon the receipt of the written decision of the Arbitrator, Seller shall instruct the Escrow Agent to wire cash in immediately available funds to the applicable Buyer Indemnitee(s) in the amount of the Losses set forth in accordance therewith.

Section 8.8 Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this ARTICLE VIII (whether by offset or otherwise), the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence (whether by offset or otherwise) shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

Section 8.9 Indemnification Payments. Any payment under this ARTICLE VIII shall be treated as an adjustment to the Purchase Price for all Tax purposes and reported as such by Buyer and Seller on their Tax Returns (except to the extent otherwise required by Applicable Law) and shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.

Section 8.10 Remedies Exclusive. From and after the Closing, absent fraud, the rights of the Parties to indemnification under this ARTICLE VIII shall be the exclusive remedies of the Parties subsequent to the Closing Date with respect to the recovery of any money damages any Buyer Indemnitee or Seller Indemnitee may incur arising from or relating to the Transaction Documents (other than the License Agreement or the Prior License Termination) (it being understood that nothing in this Section 8.10 or elsewhere in this Agreement shall limit the Parties’ rights to specific performance with respect to the covenants referred to in the Transaction Documents (other than the License Agreement or the Prior License Termination)). Subject to the preceding sentence, to the maximum extent permitted by Applicable Law, the Parties hereby waive all other rights and remedies with respect to the recovery of money damages in any way relating to this Agreement or arising in connection herewith, whether under any laws, at common law or otherwise.

Section 8.11 License Agreement and Prior License Termination (a). Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to make claims for any indemnifiable matters relating to or arising out of the License Agreement or Prior License Termination under this ARTICLE VIII. The Parties agree that the sole recourse for any indemnifiable matters relating to or arising out of the License Agreement or the Prior License Termination shall be the recourse provided therein and nothing in this Agreement shall limit the right of an Indemnified Party to pursue remedies under the License Agreement or the Prior License Agreement against the parties thereto.

ARTICLE IX.

TERMINATION

Section 9.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a) by mutual written consent of the Parties;

(b) after the date that is three (3) months following the date hereof (the “Outside Date”), by either Party by notice to the other Party if the Closing shall not have been consummated on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to either Party whose failure or whose Affiliate’s failure to perform in all material respects any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either Party by notice to the other Party, if (i) a final, non-appealable order, decree or ruling enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement to occur on the Closing Date has been issued by any federal or state court in the United States having jurisdiction (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) or (ii) any U.S. federal or state Law has been enacted that would make the consummation of the transactions contemplated by this Agreement to occur on the Closing Date illegal;

(d) by Buyer, if (i) any representation or warranty of Seller contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied, or (ii) the covenants or obligations of Seller contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 7.3(c) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Seller during the 15-day period after Buyer notifies Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”) relating to such inaccuracy or breach, then Buyer may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period unless Seller is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; or

(e) by Seller, if (i) any representation or warranty of Buyer contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied, or (ii) the covenants or obligations of Buyer contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 7.2(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Buyer during the 15-day period after Seller notifies Buyer in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then Seller may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period unless Buyer is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach.

Section 9.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of either Party to the other Party, except that the provisions of ARTICLE XI (Miscellaneous) of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 9.2 shall not relieve either Party of any liability for any breach of this Agreement.

ARTICLE X.

CONSTRUCTION AND DEFINITIONS

Section 10.1 Construction. For purposes of this Agreement, whenever the context requires:

(a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. For purposes of this Agreement, when the words “control,” “controlled” or words of like import are used herein with respect to Seller and its Affiliates, the Parties agree that Seller and its Affiliates shall be deemed to not “control” any assets or liabilities owned by Perseid Therapeutics LLC. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Section 10.2 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided, however, that (i) unless otherwise expressly provided herein, Perseid Therapeutics LLC and Seller shall not be deemed to be Affiliates of each other and (ii) in no event shall Buyer and Seller be deemed to be Affiliates of each other.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in San Francisco, California are not required to be open.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, covenants not to compete, covenants not to sue, employment agreements, confidentiality agreements, options, warranties, letters of intent and purchase orders).

“Copyrights” means copyrights and rights under copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, regardless of the medium of fixation or means of expression.

“DNA Shuffling” means the recombination and/or rearrangement and/or mutation of genetic material for the creation of genetic diversity.

“Escrow Agent” means Citibank, N.A.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental regulatory authority, department, court, agency or official, including any political subdivision thereof; provided, however that the term Governmental Authority will not include any such entities acting in a commercial capacity (e.g. a public university acting in its capacity as a party to a license).

“Intellectual Property Rights” means (i) Patents, (ii) Trademarks, (iii) Copyrights, (vii) all rights in all of the foregoing provided by treaties, conventions and common law and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing.

“Knowledge” means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 10.2(a)(i) attached hereto, in each case after reasonable inquiry, and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 10.2(a)(ii) attached hereto, in each case after reasonable inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means all debts, liabilities and obligations (including with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“Losses” means any loss, claim, Liability, damage, fee, obligation, judgment, settlement, interest, penalty, fee, Proceeding, charge, cost and expense, including costs of investigation and defense and fees and expenses of lawyers, accountants, experts and other professionals, but excluding consequential, exemplary, speculative and punitive damages and any damages resulting from lost profits (even if the indemnifying party has been advised of the possibility of such damages), except for consequential, exemplary, speculative and punitive damages and any damages resulting from lost profits paid by an Indemnified Party to a third party pursuant to a final judgment regarding one or more Third Party Claims.

“MolecularBreeding” means Seller’s technology platform for directed evolution including, without limitation, methods of generating genetic diversity (including without limitation, DNA Shuffling with tangible materials or in silico) or use thereof, and/or generally applicable screening techniques, methodologies or processes for identifying genetic variants of interest.

“Patents” means national and multinational statutory invention registrations, patents and patent applications (including provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for in the United States and all other nations throughout the world.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Software” means the software listed on Schedule 1.1(a)(iii), including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and technical manuals and user manuals relating thereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization; provided, that, Perseid Therapeutics LLC shall not be deemed to be a subsidiary of Seller.

“Tax” or “Taxes” means any federal, state, provincial, territorial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, employer health, premium, windfall profits, environmental, customs duties, capital, capital stock, franchise, profits, escheat, withholding, social security, unemployment, government pension, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Authority that imposes Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, slogans, 800 numbers, domain names, URLs, trade names, service names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, and combinations thereof, and all registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith

“Transaction Documents” means this Agreement, the Escrow Agreement, the Assignment Agreement, the Bill of Sale, the Patent Assignment, the Trademark Assignment, the License Agreement and the Prior License Termination.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means all transfer, filing, recordation, ad valorem, value added, sales and use, bulk sales, stamp duties, excise, license or similar fees or taxes attributable to the Transactions.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Action	4.6
Agreement	Introduction
Allocation	2.2(a)
Applicable Law	4.7(d)
Arbitrator	8.7(e)
Assigned Books and Records	1.1(b)
Assignment Agreement	3.2(b)
Assumed Contracts	1.1(c)
Assumed Liabilities	1.3
Bill of Sale	3.2(d)
Buyer	Introduction
Buyer Basket	8.3(b)
Buyer Closing Certificate	3.3(i)
Buyer Cure Period	9.1(e)(ii)
Buyer Indemnitees	8.2(a)
Claim	8.6(a)
Claim Certificate	8.7(a)
Claim Dispute Notice	8.7(c)
Claim Notice	8.6(a)
Closing	3.1
Closing Date	3.1
Closing Date Payment	2.1(a)
Code	2.2(a)
Escrow Agreement	3.2(a)
Escrow Amount	2.1(c)
Estimated Claim Amount	8.7(a)(ii)
Excluded Assets	1.2

Term	Section

Excluded Liabilities	1.4
Execution Date	Introduction
Filing Party	6.8(a)
Final Escrow Expiration Date	8.5(b)
Indemnified Party	8.6(a)
Indemnifying Party	8.6(a)
Initial Escrow Expiration Date	8.5(a)
Initial Escrow Amount	8.5(a)
In-Licensed Intellectual Property	4.7(b)
License Agreement	3.2(h)
Liens	4.3
Non-Filing Party	6.8(a)
Parties	Introduction
Party	Introduction
Patent Assignment	3.2(e)
Permits	4.5(b)
Permitted Liens	4.3
Purchase Price	2.1(a)
Purchased Assets	1.1
Purchased Intellectual Property	1.1(a)
Seller	Introduction
Seller Basket	8.3(a)
Seller Closing Certificate	3.2(m)
Seller Cure Period	9.1(d)
Seller Disclosure Letter	Article IV
Seller Indemnitees	8.2(b)
Specified Consent	6.2(a)
Third Party Claim	8.6(b)
Trademark Assignment	3.2(f)

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement, the other Transaction Documents and the Schedules and Exhibits to the Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior oral or written agreement, understanding, representation, warranty, promise or document relating to the subject matter of thereof.

Section 11.2 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties hereto. No omission or delay by any Party in exercising any right, power or privilege hereunder shall impair the exercise of any such right, power or privilege or be construed to be a waiver hereof or of any default or to be an acquiescence therein, and any single or partial exercise of any such right, power or privilege shall not preclude other or further exercises thereof or the exercise of any other right, power or privilege. No waiver shall be valid unless in writing and signed by the Party to be charged, and then only to the extent therein specified.

Section 11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically produced reproductions of signature pages will have the full force and effect of originals.

Section 11.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.5 Non-Assignability. This Agreement may not be transferred or assigned by either Party hereto without the prior written consent of the other Party; provided that either Party may assign this Agreement to an acquirer of or all or substantially all of its assets or business (whether by merger, consolidation, stock purchase or otherwise), without the prior written consent of the other Party.

Section 11.6 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and any permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) if delivered in person or by courier, (b) if sent by nationally recognized overnight delivery service, (c) if mailed by certified or registered mail, postage prepaid, return receipt requested, or (d) if transmitted by facsimile with receipt confirmed, as follows:

If to Seller:	Maxygen, Inc.
515 Galveston Drive
Redwood City, CA 94063
Attention: General Counsel
Telephone: (650) 298-5300
Facsimile: (650) 298-5803

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Tony Jeffries
Telephone: (650) 849-3223
Facsimile: (650) 493-6811

If to Buyer:	Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Attention: General Counsel
Telephone: (650) 421-8160 Facsimile: (650) 421-8108

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Patrick Pohlen
Telephone: (650) 328-4600
Facsimile: (650) 463-2600

or to such other address as the Party to be notified shall have furnished to the other Party in writing. Any notice given in accordance with the foregoing shall be deemed to have been given, (i) when delivered in person, or by courier, (ii) one Business Day after sending by nationally recognized overnight delivery service, (iii) when transmitted by facsimile with receipt confirmed, or (iv) three Business Days following the date on which it shall have been mailed by certified or registered mail, postage prepaid, return receipt requested.

Section 11.8 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with laws of the State of California without reference to the conflicts of law principles thereof.

Section 11.10 Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court, or, if no such state court has proper jurisdiction, the federal court of the United States of America, sitting in the Northern District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to Transaction Documents or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, if no such state court has proper jurisdiction, in such federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State court or federal court and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State court or federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.7 of this Agreement. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Applicable Law. Each Party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated by this Agreement in any jurisdiction or courts other than as provided herein.

Section 11.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

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The Parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

CODEXIS, INC., a Delaware corporation

By:	/s/ Alan Shaw
Printed Name: Alan Shaw Title: President and Chief Executive Officer

CODEXIS MAYFLOWER HOLDINGS, LLC, a Delaware limited liability company

By:	Codexis, Inc., its sole member

By:	/s/ Alan Shaw
Printed Name: Alan Shaw Title: President

MAXYGEN, INC., a Delaware corporation

By:	/s/ James R. Sulat
Printed Name: James R. Sulat Title: Chief Executive Officer and Chief Financial Officer

Signature Page to Asset Purchase Agreement